Exhibit 99.1

Stewart Information Services Announces Termination of Merger Agreement with Fidelity National Financial

Stewart Board Votes to Proceed as a Standalone Company

Announces Leadership Changes to Support Strategic Focus on Revenue Growth and Pre-Tax Margin Improvement

Frederick Eppinger Named CEO; Matthew Morris Named President

HOUSTON, September 10, 2019 -- Stewart Information Services Corporation (NYSE: STC) (“Stewart”) today announced the mutual termination of its merger agreement with Fidelity National Financial, Inc. (NYSE: FNF) (“Fidelity”) after not obtaining the necessary approval by the U.S. Federal Trade Commission (“FTC”). In light of the FTC’s decision, the Stewart Board has clearly determined that leveraging the company’s strong brand, financial position, and valued employees to grow the organization as a standalone entity will create the greatest shareholder value. In connection with the termination of the merger agreement, Fidelity has agreed to pay a $50 million reverse termination fee to Stewart that was contemplated by the merger agreement.

Stewart has also announced changes to its executive leadership to maximize the ongoing execution of its strategy. Effective immediately, current director Frederick Eppinger will become Chief Executive Officer while Matthew Morris, who has served as Chief Executive Officer since 2011, will remain with the company and assume the role of President. John Killea, who has been President since 2017, will remain General Counsel and Chief Legal Officer, roles he has held since 2008 and 2012, respectively.

“While we were disappointed with the FTC’s decision regarding Stewart’s combination with Fidelity, we are well-positioned to execute on a standalone strategic plan built around growth and profitability,” said Thomas Apel, Stewart’s Chairman of the Board. “The actions we have taken today are designed to enhance our strength, focus our company on the opportunities before us and build a leadership team with the best mix of experience and expertise to drive value creation. To further support the new direction, we will be actively reviewing the Board’s makeup to ensure the appropriate mix of diversity as well as operational and growth-oriented experience.

“Fred’s proven track record of aggressively growing a company and increasing shareholder value while he was CEO at Hanover Insurance Group, coupled with his passion for Stewart’s success, makes him ideally suited to serve as CEO at this critical juncture. We also are pleased that Matthew Morris will remain with the company as President, working with Fred and our leadership team to accelerate our strategic plan.”

“I am confident in the strength of the Stewart brand and the people behind it, and look forward to working with our talented team to forge a legacy of a growth and performance-oriented culture that delivers exceptional value creation as a standalone company,” said Eppinger. “I believe the future is bright for Stewart. I see great potential in our ability to enhance performance while leveraging the core strengths of Stewart, its culture and people.”

Frederick Eppinger Biography

Eppinger, 60, has more than 35 years of experience in finance and strategic marketing in the insurance industry, and has been a Stewart director since 2016. He most recently served as President, CEO and director for The Hanover Insurance Group until his retirement in 2016. As CEO, he led Hanover’s unprecedented growth, more than doubling the company in size, from 2003 to 2016. Eppinger’s experience also includes serving as a partner for the global management consulting firm McKinsey & Company from 1985 to 2000. Eppinger currently serves as a director of Centene Corp and QBE Insurance Group Limited. He received a Bachelor of Arts from the College of the Holy Cross and a Masters of Business Administration from Dartmouth College’s Tuck School of Business.

About Stewart
Stewart Information Services Corporation (NYSE:STC) is a global real estate services company, offering products and services through our direct operations, network of Stewart Trusted Providers™ and family of companies. From residential and commercial title insurance and closing and settlement services to specialized offerings for the mortgage industry, we offer the comprehensive service, deep expertise and solutions our customers need for any real estate transaction. At Stewart, we believe in building strong relationships – and these partnerships are the cornerstone of every closing, every transaction and every deal. Stewart. Real partners. Real possibilities.™ More information is available at the Company's website at stewart.com, or you can subscribe to the Stewart blog at blog.stewart.com, or follow Stewart on Twitter® @stewarttitleco.

Forward-Looking Statements
Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will," "foresee" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the challenging economic conditions; adverse changes in the level of real estate activity; changes in mortgage interest rates, existing and new home sales, and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses or the need to strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the ability to attract and retain highly productive sales associates; the impact of vetting our agency operations for quality and profitability; independent agency remittance rates; changes to the participants in the secondary mortgage market and the rate of refinancing that affects the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agencies or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the outcome of pending litigation; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expense savings from our cost management program; our ability to successfully integrate acquired businesses; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; seasonality and weather; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2018, and if applicable, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K. All forward-looking statements included in this news release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.